    As filed with the Securities and Exchange Commission on February 22, 2001

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-3/A
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                       Take-Two Interactive Software, Inc.
             (Exact name of registrant as specified in its charter)

                                  575 Broadway
                            New York, New York 10012
    Delaware                     (212) 334-6633                    51-0350842
(State or other           (Address, including zip code,         (I.R.S. employer
  jurisdiction      and telephone number, including area code,   identification
of incorporation    of registrants principal executive offices)      number)
or organization

                             Ryan A. Brant, Chairman
                       Take-Two Interactive Software, Inc.
                                  575 Broadway
                            New York, New York 10012
                                 (212) 334-6633
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------
                                   Copies to:
                              Robert H. Cohen, Esq.

                      Morrison Cohen Singer & Weinstein LLP
                              750 Lexington Avenue
                            New York, New York 10022
                            Telephone: (212) 735-8680
                           Telecopier: (212) 735-8708

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                Calculation of Fee.

------------------------------------------------------------------------------------------------------------

                                              Proposed Maximum      Proposed Maximum         Amount of
   Title of Shares         Amount to be           Offering         Aggregate Offering    Registration Fee
   to be Registered         Registered         Price Per Share           Price

------------------------------------------------------------------------------------------------------------
Common Stock, $.01         1,106,000(2)           $11.56(3)           $12,785,360            $3,196.34
par value(1)
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

(1) Represents shares to be sold by the selling stockholders.

(2) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered such additional shares as may be issued because of future stock dividends, stock distributions, stock splits or similar capital readjustments.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low prices as reported by Nasdaq for the registrant's Common Stock on February 21, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       Take-Two Interactive Software, Inc.

         This Prospectus relates to the resale of up to 1,106,000 shares of common stock by selling stockholders.

         The selling stockholders may sell these shares from time to time through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at negotiated prices and in certain other ways, as described under "Plan of Distribution" on page 12. We will not receive any of the proceeds from the sale of these shares.

         Our common stock is traded on the Nasdaq National Market under the symbol TTWO. On February 21, 2001, the closing sale price of our common stock as reported by Nasdaq was $11.56

         Investing in our common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    The date of this prospectus is ___, 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other financial and business information with the SEC. Our SEC filings are available on the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference into this prospectus our Annual Report on Form 10-K for the year ended October 31, 2000, as amended by Form 10-K/A dated February 22, 2001 and the description of our Common Stock which is contained in our Registration Statement on Form 8-A, each of which we already have filed with the SEC. We also incorporate by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock covered by this Prospectus are sold.

         You may request a copy of these filings at no cost, by writing or calling us at the following address:

                       Take-Two Interactive Software, Inc.
                                  575 Broadway
                            New York, New York 10012
                            Attention: Ryan A. Brant
                            Telephone: (212) 334-6633

         You should rely only on the information contained in, or incorporated by reference into, this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference is accurate as of any date other than the date of those documents.

         You may also obtain from the SEC a copy of the Registration Statement and exhibits that we filed with the SEC when we registered the shares of common stock. The Registration Statement may contain additional information that may be important to you.

                           FORWARD-LOOKING STATEMENTS

         We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

         All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those discussed under "Risk Factors" in this Prospectus and in our Annual Report on Form 10-K. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information set forth under "Risk Factors" in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the selling stockholders. The selling stockholders do not have a material relationship with us.

                                                                         Shares           Percentage of
                                 Shares                            Beneficially Owned        Shares
                           Beneficially Owned   Shares to be Sold         After        Beneficially Owned
Selling Stockholder         Prior to Offering    in the Offering        Offering         After Offering
-------------------         -----------------    ---------------        --------         --------------
Broadband Solutions,             986,000             986,000                -                   -
Inc.
Terminal Reality Inc.            120,000             120,000                -                   -

The sale of these shares is subject to certain restrictions.

                              PLAN OF DISTRIBUTION

      We have agreed to pay all expenses in connection with the registration of the shares of common stock for sale by the selling stockholders. The selling stockholders will bear all brokerage commissions and similar selling expenses, if any, attributable to sales of their shares. Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions, any of which may involve crosses and block transactions, made on Nasdaq, in the over-the-counter market, on a national securities exchange, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms and market prices prevailing at the time of sale or at privately negotiated prices. These transactions may or may not involve brokers or dealers.

      Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resale. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus.

      Brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with sales. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. In this case, any commissions, discounts or concessions received by broker-dealers and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Compensation to be received by broker-dealers and retained by the selling stockholders in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any supplements, to any person who purchases any of the shares from or through such dealer or broker.

      During such time as they may be engaged in a distribution of the shares included in this prospectus, the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

      We have not authorized any dealer, salesperson or any other person to give any information or to make any representations other than those contained in this prospectus. You must not rely on unauthorized information. This prospectus does not offer to sell or solicit an offer to buy securities in any jurisdiction in which it is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall imply that the information in this prospectus is correct as of any time after the date of this prospectus.

                                -----------------


                                TABLE OF CONTENTS

                                                             Page

Where You Can Find More Information........................     2
Forward Looking Statements.................................     2
About Take-Two Interactive Software, Inc...................     3
Recent Developments........................................     3
Risk Factors...............................................     3
Use of Proceeds............................................    11
Selling Stockholders.......................................    11
Plan of Distribution.......................................    11
Indemnification............................................    12
Legal Matters..............................................    13
Experts....................................................    13



                                1,106,000 Shares

                                  Common Stock

                       TAKE-TWO INTERACTIVE SOFTWARE, INC.

                            -------------------------

                                   PROSPECTUS

                            -------------------------





                                ________ __, 2001

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

                                                          Amount
                                                          ------

Registration Fee                                               3,196

Printing                                                       2,000

Legal and Accounting Fees and Expenses                        25,000

Transfer Agents and Registrars Fees                            2,000

Miscellaneous                                                  7,804
                                                          ----------
         TOTAL

                                                          $40,000.00
                                                          ==========

The above fees will be paid by the Company.

Item 15.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law ("DGCL") contains provisions entitling the Company's directors and officers to indemnification from judgments, finds, amounts paid in settlement and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as current in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engaged in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in
Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such an injunctive relief or recision. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

         The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the By-laws require the Company to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of February 2001.

                                 TAKE-TWO INTERACTIVE SOFTWARE, INC.

                                 By:   /s/ Ryan A. Brant
                                     -------------------------------
                                      Ryan A. Brant
                                      Chief Executive Officer

         Each person whose signature appears below hereby authorizes Ryan A. Brant as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

          Signature            Title                               Date
          ---------            -----                               ----
/s/ Ryan A. Brant       Chief Executive Officer and Director   February 22, 2001
----------------------  (Principal Executive Officer)
Ryan A. Brant

     *                  Chief Financial Officer
---------------------- (Principal Financial and Accounting Officer) James H. David, Jr.

     *                  President and Director
----------------------
Paul Eibeler

     *                  Co-Chairman and Director
----------------------
Barry Rutcofsky

      *                 Director
----------------------
Don Leeds

      *                 Director
----------------------
Oliver R. Grace, Jr.

       *                Director
----------------------
Robert Flug

       *                Director
----------------------
Kelly Sumner

*By: /s/ Ryan A. Brant                                         February 22, 2001
----------------------
   Attorney-in-Fact

                                      II-2